UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2014

HANMI FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-30421	95-4788120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3660 Wilshire Boulevard, Penthouse Suite A Los Angeles, California	90010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (213) 382-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The boards of directors of Hanmi Financial Corporation (the "Company"), a Delaware corporation and its wholly-owned subsidiary, Hanmi Bank (the "Bank"), increased the size of the boards of directors from nine directors to ten directors each by appointing John J. Ahn to serve on their respective boards of directors, effective December 1, 2014.

Mr. Ahn, age 50, has over 27 years of experience in capital markets and financial advisory services. He is currently the President of B. Riley & Company, a full service investment banking firm that provides corporate finance, research, sales and trading services and asset management to corporate and institutional clients. Prior to his current position, Mr. Ahn held senior positions with Maxcor Financial Inc., Standard Capital Group, Inc. and Dabney/Resnick, Inc. He is a member of the Board of Korea Finance Society. Mr. Ahn received his B.A. in Economics from Williams College.

Mr. Ahn will receive compensation as a non-employee director in accordance with the Company's non-employee director compensation practices.

There are no arrangements or understandings between Mr. Ahn and any other persons pursuant to which he was selected as a director. There are no family relationships between Mr. Ahn and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Ahn pursuant to Item 404(a) of Regulation S-K.

The full text of the Company's press release announcing the appointment of Mr. Ahn is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Hanmi Financial Corporation, dated December 1, 2014.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANMI FINANCIAL CORPORATION (Registrant)
December 1, 2014 (Date)	/s/ C. G. KUM C. G. Kum President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Hanmi Financial Corporation, dated December 1, 2014.